AGREEMENT

Agreement made this 25 day of May 2007 by and between AskMeNow, Inc., a Delaware corporation having offices at 26 Executive Park, Suite 250, Irvine, CA 92614 ("AskMeNow") and Wikimedia Foundation, Inc., a Florida corporation having offices at 200 2nd Avenue South, Suite 358, St. Petersburg, FL 33701-4313 ("Wikimedia").

RECITALS

A. Wikimedia is a not for profit corporation that operates Wikipedia®, an online encyclopedic database accessible to the public through its associated website which database consists of data provided and revised in "real time" by third-party users. It also operates other projects including Wiktionary, Wikiquote, Wikibooks, Wikisource, Wikinews and other collaborative projects ("Other Wiki Projects").

B. AskMeNow provides a mobile phone based search service that enables mobile device users to ask questions from their mobile device via SMS, e-mail, IP or other forms of electronic text messaging and receive an answer sent to their mobile device in one of these formats.

NOW THEREFORE, it is agreed as follows:

1. Wiki Search Site and Mobile Product.

(a) Ask Me Now shall create a search site (the "Wiki Search Site") where consumers can search the content of Wikipedia® and the Other Wiki Products (collectively, the "Wikimedia Projects") as more fully described in Section 6. Wikimedia shall acquire the Domain Name www.wikisearch.com for the Wiki Search Site and sell it to AskMeNow for the sum of $10.00 plus the vesting of 100,000 options to purchase AskMeNow common stock, as provided in Section 12(b)(ii). If Wikimedia cannot obtain the www.wikisearch.com domain name ("URL") for the Wiki Search Site, it will create or acquire a similar URL acceptable to AskMeNow.

(b) AskMeNow shall provide a fully free (except for standard carrier charges) mobile product offering that will allow consumers to ask questions related to Wikimedia Projects from their mobile device and have their answer delivered back to them on their mobile devices, as more fully described in Section 5 (the "Mobile Service").

2. Content Extension Solutions. AskMeNow shall use commercially reasonable efforts to create, implement and provide a natural language integration in Wikimedia Projects, beginning with the English language versions thereof.

3. Revenue Generation. AskMeNow shall track, bill and report all revenues generated by the operation of the Mobile Service and Wiki Search Site described in Sections 5 and 6. Ten percent (10%) of the Net Revenues (defined as gross revenues less cost of sales) derived from Wiki Search Site and ten percent (10%) of Net Revenues derived from the Mobile Service where the Wikimedia Projects is the source for the answer to questions shall be paid to Wikimedia as a donation. AskMeNow shall also grant to Wikimedia the stock options set forth in Section 12 in accordance with the terms set forth therein.

4. Wikimedia Support. At AskMeNow's request, Wikimedia shall provide content feed for one or more of the Wikimedia Projects for integration.

5. Mobile Service Launch; Promotion. The Mobile Service will be launched following the successful conclusion of the Beta Test. With the exception of the main page (the page that indicates different language sites), Wikimedia shall provide on each page of the English language Wikipedia® website and on each page of the other English language Wikimedia Projects (a) above the Search Box, a promotion box (the "Promotion Box") containing a link that will take a user to a site describing the Mobile Service and will also contain (i) language satisfactory to AskMeNow that will state that users can have questions answered by sending a text message to a text number to be specified by AskMeNow and (ii) language satisfactory to AskMeNow stating that the Mobile Service is powered by AskMeNow. AskMeNow shall provide answers to the questions asked by users back to their mobile devices and shall have the right to include material from paid sponsorships on the answers to the inquiries and questions asked through the Mobile Service. The content and terms and conditions of such sponsorships shall be decided between Ask Me Now and the appropriate sponsor. The Mobile Service will be rolled out to other languages as they are developed by AskMeNow.

6. Wiki Search Site Service Launch and Promotion

(a) The Wiki Search Site will be launched following the successful conclusion of the Beta Test. With the exception of the main page (the page that indicates different language sites), Wikimedia shall provide on each page of the English language Wikipedia® website and on each page of the other English language Wikimedia Projects at a prominent location a link to the Wiki Search Site, together with language satisfactory to AskMeNow stating that the Wiki Search Site is the best way to search the content of all of the Wikimedia Projects (including

Wikipedia®). AskMeNow shall provide a search of the applicable Wikimedia Project to users of the Wiki Search Site and shall have the right to include material from paid sponsorships on or in connection with the Wiki Search Site. The content and terms and conditions of such sponsorships shall be decided between Ask Me Now and the appropriate sponsor. The Wiki Search Site and the Mobile Service will be rolled out to other languages as they are developed by AskMeNow.

7. Exclusivity. Aside from live feeds, the Mobile Service shall be the only mobile solution promoted by Wikimedia during the term of this Agreement, and AskMeNow shall be the exclusive provider of a mobile solution having a promotion box, link or other means of directing persons to a mobile provider on any Wikimedia product or entity (including the Wikimedia Projects) for the mobile delivery of content and information. The Wiki Search Site shall be the only search site that Wikimedia shall promote on any of the Wikimedia Projects other than its own search box.

8. Term and Renewal. The term of this Agreement ("Term") shall commence on the Effective Date set forth at the end of this Agreement and continue for a period of 36 months. This Agreement shall renew for an additional period of 36 months unless either party shall give written notice to the other party indicating its intent not to renew at least 90 days prior to the end of the initial 36 month term.

9. Payment

(a) Except as provided herein, all payments made by AskMeNow to Wikimedia pursuant to this Agreement shall be in United States dollars. All payments shall be paid to Wikimedia within sixty (60) days after the end of each calendar quarter.

(b) Within sixty (60) days after the close of each calendar quarter during the Term, AskMeNow shall deliver written reports to Wikimedia setting forth the revenue generated from the payments from sponsors per Section 3 hereof. A report shall be required whether or not any payment is due Wikimedia for the applicable quarter, but if a payment is due, it shall be accompany the report.

(c) During the Term, AskMeNow shall keep at its usual place of business proper books of account of all of the particulars necessary to substantiate the amounts payable to Wikipedia hereunder. Upon reasonable notice from Wikimedia, which in any case shall be not less than five (5) business days in advance, and not more than once a year, AskMeNow shall produce such books of account for inspection by an independent certified public accountant selected by Wikimedia which is reasonably acceptable to AskMeNow at all reasonable times during normal business hours throughout the Term and for a reasonable time thereafter, but not more than one (1) year. All of the papers generated by Wikimedia's accountants shall be subject to the Confidentiality provisions of this Agreement and be made available to AskMeNow upon request.

10. Termination

(a) By Either Party for Breach. If either party should breach any material provision in this Agreement and fail to remedy such default within thirty (30) days after receipt of written notice from the other, the other party shall have the right to terminate this Agreement upon written notice to the breaching party.

(b) By Either Party During/Following Beta Test. Upon execution of this Agreement, the parties shall commence to implement the Mobile Service and the Wiki Search Site projects through a Beta Test function whereby each party will have the right to evaluate the

performance and compatibility with their expectations of the products of this Agreement. The Beta Test shall continue until each party agrees in writing to proceed to formal launch. If, at any time during the Beta Test period or within thirty (30) days following the conclusion of the Beta Test, either party desires to terminate this Agreement, it may do so upon written notice to the other party.

(c) By Either Party for Bankruptcy, etc. If either party ceases operations in the normal course of business or seeks to make a compromise, assignment, or other arrangement for the benefit of creditors, then the other party may terminate this Agreement by written notice of termination with immediate effect. Either party may similarly terminate this Agreement if the other becomes a party to bankruptcy, receivership, or similar proceedings affecting its financial condition, unless such proceedings are discharged within sixty (60) days.

(d) Effect of Termination. (i) Upon expiration or termination of this Agreement, all rights to the developments made by AskMeNow pursuant to Section 2 hereof shall terminate effective immediately, and Wikimedia and Wikipedia® shall remove the tools from its software. Wikimedia and Wikipedia® shall also purge any and all portions of the tools from system servers and hard disk drives in its possession or under its control. If requested by AskMeNow, Wikimedia and Wikipedia® shall provide written confirmation of its compliance with the foregoing obligations. Notwithstanding any termination of this Agreement, AskMeNow shall have, and hereby reserves, all rights and remedies that it has, or that are granted to it by operation of law, (a) to enjoin the unlawful or unauthorized use of the tools developed for use by Wikimedia hereunder, or any breach by Wikimedia of any of its obligations hereunder, including its exclusivity and confidentiality obligations under Sections 6 and 12, and (b) to recover damages for breach of this Agreement; and (ii) upon expiration or termination of

this Agreement, AskMeNow shall immediately cease all use of the Wikimedia marks, the Wikipedia Projects, and the content associated therewith.

11. Representations, Warranties and Indemnity

(a) Representations and Warranties. Each party represents and warrants to the other party that: (i) it has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) its execution of this Agreement, and the performance of its obligations and duties hereunder, do not and will not violate any agreement to which it is a party or by which it is otherwise bound; and (iii) this Agreement constitutes its legal, valid and binding obligation.

(b) Rules Governing Use of Wikipedia® Content. The data that comprise Wikipedia® are contributed and copyrighted by third-party users (the "Content"), and the Content is not the property or proprietary interest of Wikimedia but is provided pursuant to GNU Free Documentation License or other free content licenses, and the terms of those protocols shall govern its use.

(c) No Additional Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF TITLE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

(d) Indemnity. Each party will defend, indemnify, and hold harmless the other party, its affiliates, officers, directors, employees and agents from and against any and all

losses injuries, claims, demands, liabilities, costs or expenses, including reasonable attorneys' fees and disbursements ("**Claims**") arising out of a claim, demand, or suit based in whole or in part on: (1) any breach of any of the representations and warranties in this Section 10, (2) any breach of any other provision of this Agreement. The parties agree that the indemnified party will (i) provide prompt written notice to the indemnifying party of any Claim with respect to which it seeks indemnification and (ii) permit the indemnifying party to assume the defense of such Claim with counsel reasonably acceptable to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for settlement made by the indemnified party without the indemnifying party's consent. If the indemnifying party elects not to assume the defense of a Claim, the indemnifying party will be obligated to pay the fees and expenses of the indemnified party's counsel. The indemnified party reserves the right, at its own expense, to assume the exclusive defense and control of any matter otherwise subject to indemnification by the indemnifying party hereunder, and in such event, the indemnifying party shall have no further obligation to provide indemnification for such matter hereunder.

12. Options In conjunction with the execution of this Agreement, AskMeNow shall grant Wikimedia and/or its designees non-qualified stock options (the "Options"), not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, to purchase 600,000 shares of common stock of AskMeNow, $.01 par value per share (the "Common Stock"), upon the following terms and conditions:

(a) The exercise price of each Option shall be based on the Fair Market Value (defined below) of the Common Stock on the date this Agreement is entered into (the "Effective Date"). For the purposes of this Agreement, the Fair Market Value of the Common Stock shall mean (i) the mean between the high and low bid and ask prices, as reported by the NASD, Inc.

on the Effective Date, or (ii) the last reported sale price on any other stock exchange on which the Common Stock is listed on the Effective Date, whichever is applicable; provided that if none of the foregoing is applicable, then the Fair Market Value of the Common Stock shall be the value determined in good faith by the Board, in its sole discretion. In the event the Effective Date does not fall on a trading day, then the Fair Market Value shall be based on the most recent previous trading day.

(b) The Options shall vest as follows:

(i) 100,000 Options shall vest immediately upon the Effective Date;

(ii) 100,000 Options shall vest upon Wikimedia's sale of "www.wikisearch.com" (or an alternative URL mutually agreed to between the parties) to AskMeNow (the "URL");

(iii) 100,000 Options shall vest after 10,000 searches have been performed by users using the URL, provided that such searches were carried out after the sale of the URL to AskMeNow;

(iv) 100,000 Options shall vest after 25,000 searches have been performed by users using the URL, provided that such searches were carried out after the sale of the URL to AskMeNow;

(v) 100,000 Options shall vest once Wikimedia has promoted the the launch of the Mobile Service, on all of Wikimedia's websites that are broadcast over the Internet in English; and

(vi) 100,000 Options shall vest once the Mobile Service reaches 50,000 questions on the mobile search.

(c) In the event any of the conditions set forth in paragraphs (ii) – (vi) above are not satisfied by the Option Expiration Date (defined below), all Options relating to such unsatisfied paragraphs shall not vest and shall be forfeited back to AskMeNow.

(d) The Options shall expire on May 25, 2017, the tenth anniversary of the Effective Date (the "Option Expiration Date").

(c) All of the terms and conditions of the Options, including those set forth herein, shall be governed by a stock option agreement substantially in the form attached hereto as Exhibit A.

13. Confidentiality

(a) Confidential Information Defined. "Confidential Information" means any information relating to or disclosed in the course of this Agreement which is identified as, or which should be reasonably understood to be, confidential or proprietary to the disclosing party, including, but not limited to, the material terms of this Agreement, technical processes and formulas, source codes, product designs, sales, cost, advertising revenue, and other unpublished financial information, product and business plans, projections and marketing data. Confidential Information shall not include information: (a) already lawfully known prior to the negotiations leading to this Agreement or independently developed by the receiving party without the use of information disclosed by the other party hereto, (b) disclosed in published materials, (c) generally known to the public or (d) lawfully obtained from any third party. The recipient of any Confidential Information bears the burden of proof that such information falls within one of the above exceptions.

(b) Obligations. Each party acknowledges that Confidential Information may be disclosed to the other during the course of this Agreement. Neither party will, without obtaining the prior written consent of the other party, disclose to any third party or use for any purpose other than the performance of obligations or rights under this Agreement any Confidential Information of the other party. Each party agrees that it shall take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, but in no event less than reasonable steps, to prevent the duplication or disclosure of Confidential

Information of the other party, other than by or to its employees or agents who must have access to such Confidential Information to perform such party's obligations hereunder and who are bound to protect all Confidential Information in accordance with this Section 12. Either party shall be permitted to disclose this Agreement and Confidential Information of the other party pursuant to court order or governmental regulation. Upon the expiration or termination of this Agreement, each party shall, upon the written request of the other, return or destroy the Confidential Information of the other (at the option of the party receiving the request) and certify the same to the requesting party.

14. Limitation of Liability. EXCEPT FOR LIABILITY PURSUANT TO SECTION 12, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING UNDER THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE, ANTICIPATED PROFITS OR BUSINESS, OR THE COST OF PROCURING SUBSTITUTE PRODUCTS OR SERVICES. ADDITIONALLY, EXCEPT FOR BREACHES OF SECTIONS 12, ASKMENOW WILL NOT BE LIABLE TO WIKIMEDIA, WHETHER CLAIM ARISES IN TORT, CONTRACT OR OTHERWISE, FOR AMOUNTS IN EXCESS OF THE AMOUNTS PAID OR DUE BY ASKMENOW AS DONATION HEREUNDER.

15. General

(a) Editorial Control. Wikimedia shall at all times retain editorial control over any content or material associated with the Wikimedia Projects and the Wikimedia marks, and

AskMeNow agrees to comply with the requests of Wikimedia regarding the use of the Wikimedia marks.

(b) Taxes. Each party shall be responsible for its own taxes, if any, in connection with this Agreement.

(c) Publicity. Neither party will make a public announcement or disclose to any third party the terms of this Agreement without the prior written consent of the other party. In the event either party wishes to make a public announcement or press release, the disclosing party will provide the other party a reasonable opportunity to review and approve such proposed public announcement or press release, which approval shall not be unreasonably withheld or delayed.

(d) Public Filings. In the event that either party determines that it is required to file a copy of this Agreement in connection with any publicly available governmental filings, it shall cooperate with the other party in determining which portions of the Agreement should be redacted as confidential prior to any initial or subsequent filing thereof.

(e) No Assignment. Neither party may assign this Agreement, or its respective rights and obligations hereunder, other than to an affiliate, in whole or in part without the other party's prior written consent. Any attempt to assign this Agreement without such consent shall be void and of no effect ab initio. Notwithstanding the immediately preceding sentence, either party may assign this Agreement or all, but not less than all, of its rights and obligations hereunder to any entity controlling, controlled by or in common control with it, (a **"Permitted Assignee"**), provided that any such Permitted Assignee, or any division thereof, thereafter succeeds to all of the rights and is subject to all of the obligations of such party under

this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States and the internal laws of the State of Florida applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

(g) Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances, and the parties shall endeavor to fulfill the intent of the severed provision to the extent permitted by law.

(h) Notices. All notices or other communication given under this Agreement shall be in writing and shall be personally served or sent by certified or registered U.S. mail, return receipt requested, reputable courier service or fax to the other party at its address shown in this Agreement. Any notice served personally shall be considered given at the time of service. Any notice sent by certified or registered U.S. mail shall be deemed to have been given when received. Any other notice shall be deemed to have been received on the date of confirmed delivery (if given by courier) or on the date of confirmed transmission (if given by fax).

(i) Survival. In addition to any provisions herein which, by their terms, have or should have effect after expiration or termination of this Agreement, the provisions of Sections 7-14 hereof shall survive any termination of this Agreement.

(j) Independent Contractors. The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise or agency between the parties. Neither party shall have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

(k) Waiver. No failure of either party to exercise or enforce any of its rights under this Agreement shall act as a waiver of such right.

(l) Entire Agreement. This Agreement, along with any Schedule hereto, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and, except as otherwise provided herein, supersedes all prior agreements and understandings related to such subject matter. Neither party shall be liable or bound to the other party in any manner by any representations, warranties or covenants related to such subject matter except as specifically set forth herein.

(m) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

(n) Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(o) Benefit. This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto any legal or equitable rights hereunder.

(p) Construction. The headings contained in this Agreement, including in these Standard Terms and Conditions and any Schedule hereto are for reference purposes only

and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a Section or a Schedule, such reference shall be to a Section of this Agreement unless otherwise indicated.

(q) Force Majeure. Neither party shall incur liability to the other for any failure or delay in fulfilling its obligations under this Agreement due to force majeure.

ASKMENOW, INC.
26 Executive Park, Suite 250
Irvine, California 92614

By: [signature]
Name and Title: Darryl Cohen CEO
Fax No.: 949-861-2591
E-mail Address: Dcohen@askmenow.com

WIKIMEDIA FOUNDATION, INC.
200 2nd Avenue South, Suite 358
St. Petersburg, FL 33701-4313

By: [signature]
Name and Title: CAROLYN DORAN, COO
Fax No.: 727.258.0207
E-mail Address: CDORAN@WIKIMEDIA.COM